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                                                                    Exhibit No-1
                                   (VSNL LOGO)
                                                             Rishabh Nath Aditya
                                                     Assistant Company Secretary

HQ/CS/CL.24B/10519
21 January 2004

Sir,

     SUB: APPOINTMENT OF MR. PANKAJ AGRAWALA AS DIRECTOR.

      Pursuant to Clause 30 of the Listing Agreement, intimation is hereby given that Mr. Pankaj Agrawala has been appointed on the Board of VSNL as Director with effect from 21 January 2004, in place of the outgoing Government nominee Director, Mr. Y.S. Bhave, who was a non-retiring Director.

Thanking you,

                                                               Yours faithfully,
                                                For Videsh Sanchar Nigam Limited

                                                                  Rishabh Aditya

To :


1) Security Code 23624, The Stock Exchange, Mumbai. Fax No.(22) 22722061, 22721072/22722037

2)    The Secretary, Madras Stock Exchange Limited. Fax No.(44) 524 48 97.

3) Security Code 32149, The Secretary, Calcutta Stock Exchange Assn. Ltd, Fax No.(33)2202514/2283724.

4) Security Code 22064, The Secretary, Delhi Stock Exchange Assn. Limited. Fax No.(11) 329 21 81.

5) Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited. Fax Nos.: (22) 26598237/38.

6)    National Securities Depository Ltd. Fax Nos. : 2497 29 93.

7)    Mr. Vijay Bhojwani, The Bank of New York. Fax No.2204 49 42.

8)    Sharepro Services. Fax No. 2837 5646

9) Marc H. Iyeki,Director, New York Stock Exchange, Fax No: (212) 656-5071 /72 / Madhu Kannan, Managing Director, New York Stock Exchange, Fax No:
      (212) 265-2016

10) Mr. Hitendra Patil, Vice President (Operations) Central Depository Services (India) Limited. Fax : 2267 3199.

11)   Mr. Pavithra Kumar, for SEC filing requirements, Fax 1195